UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported)                                                                                                         December 21, 2004

NATIONSRENT COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-114115 (Commission File Number)	14-1875911 (IRS Employer ID Number)

450 East Las Olas Boulevard, Suite 1400, Fort Lauderdale, FL                                                           33301

(Address of principal executive offices)                                                                                          (Zip Code)

Registrant's Telephone Number, including area code:                                                            (954) 760-6550

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

          On December 21, 2004, NationsRent Companies, Inc. (the "Company") determined that in preparing the Company’s financial statements for the three and nine-month periods ended September 30, 2004, the Company under-accrued incentive compensation bonuses by approximately $1.2 million and personal property taxes by approximately $0.7 million. These errors had the effect of understating cost of rental and selling, general and administrative expenses.

          Authorized officers have discussed the matters disclosed in this Item 4.02 with the Company’s independent registered public accounting firm. The Company currently intends to restate its financial statements for the three and nine-month periods ended September 30, 2004. Accordingly, those financial statements should not be relied upon until the restated financial statements are available. The decision to restate the Company’s financial statements was made by the Company’s management after consultation with its audit committee. These restated financial statements will contain the proper accruals for incentive compensation bonuses and personal property taxes.

          As a result of the Company's decision to restate these financial statements, as well as the Company's other financial statements described in the Company's Form 8-K/A filed with the Securities and Exchange Commission on December 7, 2004, the Company also intends to correct certain out of period errors previously disclosed in order to properly reflect such amounts in the appropriate periods. These out of period errors included adjustments for capitalized betterments, cooperative advertising receivables and depreciation.

          The corrections are expected to decrease net income for the three-month period ended September 30, 2004 and increase net loss for the nine-month period ended September 30, 2004.

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SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONSRENT COMPANIES, INC. By: /s/ Thomas J. Hoyer Name: Thomas J. Hoyer Title: Executive Vice President and Chief Financial Officer

Dated: December 27, 2004